Exhibit 1(i)

                      CERTIFICATE OF TERMINATION OF SERIES

                                       OF

                 MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUST


The undersigned, constituting at least a majority of the Trustees of Merrill Lynch California Municipal Series Trust (the "Trust"), acting pursuant to
Section 11.2(b) of the Trust's Declaration of Trust dated March 20, 1985, as amended (the "Declaration of Trust"), do hereby affirm that Merrill Lynch California Insured Municipal Bond Fund has terminated as a series of the Trust in accordance with Section 11.2(a) of the Trust's Declaration of Trust.